                                                                    EXHIBIT 20.1

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Sprint Corporation:

We have audited the accompanying Statement of Revenue and Certain Expenses of
Sprint Sites USA (the Company), comprising the operations of certain wireless communications towers owned by subsidiaries of Sprint Corporation to be leased to Global Signal, Inc., for the year ended December 31, 2004. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company
Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and
Exchange Commission and for inclusion in the registration statement on Form S-11 of Global Signal, Inc., as described in Note 1 to the Statement of Revenue and
Certain Expenses. It is not intended to be a complete presentation of the properties' revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenue and certain expenses (as described in Note 1)
for the year ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.

                                                     /s/ KPMG LLP

Kansas City, Missouri
March 30, 2005

                                SPRINT SITES USA,
             A COMPONENT OF SPRINT CORPORATION AND ITS SUBSIDIARIES
                    STATEMENT OF REVENUE AND CERTAIN EXPENSES
                             (dollars in thousands)

                                                            Year Ended
                                                        December 31, 2004
                                                       -------------------

REVENUES
   Lease revenues                                         $     95,624
   Other service revenues                                        8,142
                                                          ------------
   Total revenues                                              103,766

CERTAIN  EXPENSES
   Lease expense                                               111,763
   Property taxes                                               16,887
   Maintenance and repairs                                       9,783
   Selling, general and administrative                           7,290
                                                          ------------

   Total certain expenses                                      145,723
                                                          ------------
CERTAIN EXPENSES IN EXCESS OF REVENUE                     $    (41,957)
                                                          ============

                                SPRINT SITES USA,
             A COMPONENT OF SPRINT CORPORATION AND ITS SUBSIDIARIES

               NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

OPERATIONS AND BASIS OF PRESENTATION

         The financial statements include the operations of certain wireless communications towers owned by certain subsidiaries of Sprint Corporation
(together with its subsidiaries, "Sprint") in connection with its PCS wireless telephony products and services business ("Sprint PCS"). These towers represent those to be leased by Global Signal Inc. as described in the next paragraph.
These communications towers are located on real property primarily leased from a variety of third party individual and commercial landlords. For the purposes of these financial statements, Sprint's investment in these towers, and the associated operations, including leasing activities with landlords, maintenance of the communications towers, and the marketing and leasing of available tower capacity on the communications towers to other wireless service providers, are collectively referred to as Sprint Sites USA ("SSUSA"). SSUSA is not a legal entity.

         On February 14, 2005, a definitive agreement was reached by Sprint and
Global Signal Inc. under which Global Signal Inc. will have exclusive rights to lease and operate approximately 6,600 sites which are included in this Statement of Revenue and Certain Expenses. Under the terms of the transaction, which is expected to close in the second quarter of 2005, Global Signal Inc. will also take over the existing collocation arrangements with tenants who lease space on the towers. Sprint has committed to sublease space on the towers from Global
Signal Inc. for a minimum of 10 years. The agreement and this Statement of
Revenue and Certain Expenses exclude certain other Sprint-owned wireless sites and related assets that are not subject to the agreement.

         The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with Rule 3-14 of the Securities and Exchange
Commission. The statement, which encompasses the towers and agreements to be leased to Global Signal Inc., is not representative of the actual operations of
SSUSA for the period presented or indicative of future operations of SSUSA as no revenue for Sprint PCS' occupation of tower space has been included, as discussed below in Revenue Recognition. Additionally, certain expenses, primarily consisting of certain selling, general and administrative expenses, interest expense, depreciation and amortization have been excluded.

         The financial statements of SSUSA are prepared using accounting principles generally accepted in the United States. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

REVENUE RECOGNITION

         SSUSA recognizes revenues, which consist primarily of collocation leasing revenues, as services are rendered to non-affiliate customers. No revenue has been recognized by SSUSA in conjunction with Sprint PCS' occupation of tower space. Escalation clauses, excluding those tied to the Consumer Price
Index (CPI), and other incentives present in the lease agreements with SSUSA's customers are recognized on the straight-line basis over the current term of the lease excluding renewal periods exercisable at the option of the tenant. Amounts received prior to being earned are deferred until such time as the earnings process is complete.

         SSUSA recognizes other revenue, including application fees, which are deferred and amortized over five years, and fee-based service revenue, as services are rendered.

LEASE EXPENSE

         SSUSA recognizes lease expense, primarily on ground leases, as incurred. Escalation clauses, excluding those tied to the CPI, present in the lease agreements between SSUSA and the lessors are recognized using a straight-

line basis including renewal option periods that are reasonably assured. Expense recognized in advance of required payments is accrued as a liability.

         Certain ground leases contain provisions which require SSUSA to pay the landlord a certain percentage or fixed amount of revenues earned from tenants added subsequent to the anchor tenant. This amounted to approximately 11% of total lease expense for the year ended December 31, 2004, in the accompanying
Statement of Revenue and Certain Expenses.

MAJOR CUSTOMERS

         SSUSA has ten customers that generated an aggregate of approximately
90% of revenues in 2004, including five customers that each generated more than
10% of revenues. This information is summarized in the table below for the year ended December 31, 2004:

         PERCENT OF REVENUES BY CUSTOMERS

             Customer A                                       20%
             Customer B                                       19%
             Customer C                                       18%
             Customer D                                       13%
             Customer E                                       11%

2. RELATED PARTY TRANSACTIONS AND ALLOCATIONS

         Sprint PCS is the anchor tenant occupying space on many of the towers operated by SSUSA during 2004. No revenue has been recognized in conjunction with Sprint PCS' occupation of tower space as no formal contract exists between
SSUSA and Sprint PCS.

         SSUSA is dependent upon Sprint to fund its operations and anticipates that this funding requirement will continue until the transaction with Global
Signal Inc. is completed.

         Sprint does not file separate property tax returns for the SSUSA property and equipment. For purposes of these financial statements, property taxes were determined by applying the property tax rates applicable to Sprint against the total SSUSA investment in property and equipment.

         All other direct costs of the towers have been reflected in these financial statements and include no allocations other than property taxes.

3. OPERATING LEASE REVENUE

         At December 31, 2004, minimum expected future rental revenue receipts for leased space on owned towers from non-affiliate tenants based on contracted rates for the contractually obligated periods, but excluding any renewal periods exercisable at the option of the tenant, are as follows (in thousands):

                2005                                     $   94,704
                2006                                         73,813
                2007                                         55,143
                2008                                         35,404
                2009                                         13,446
                Thereafter                                      910

4. OPERATING LEASE EXPENSE

Minimum rental expense payments at December 31, 2004 for all non-cancelable operating leases, consisting mainly of ground leases, are as follows (in thousands):

                2005                                      $   93,732
                2006                                          97,640
                2007                                         100,381
                2008                                         100,415
                2009                                         102,900
                Thereafter                                 1,632,405

The table includes renewal options that generally have five-year terms and are reasonably assured.